Exhibit 5.1

Todd Brink	7001 Mt. Rushmore Road Rapid City, SD 57702
Associate General Counsel

January 30, 2026

Black Hills Corporation

7001 Mount Rushmore Road

Rapid City, South Dakota 57702

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

I am Associate General Counsel of Black Hills Corporation, a South Dakota corporation (the “Company”), and I have acted as counsel for the Company in connection with the Company’s registration statement on Form S-4, as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of up to 60,194,486 shares the Company’s common stock, par value $1.00 per share (the “Common Shares”), which may be issued pursuant to the Agreement and Plan of Merger, dated as of August 18, 2025, by and among the Company, NorthWestern Energy Group, Inc., a Delaware corporation (“NorthWestern”), and River Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (the “Merger Agreement”).

I have examined or am otherwise familiar with the Registration Statement and the exhibits filed therewith, the Company’s Restated Articles of Incorporation, as currently in effect, and the Company’s Amended and Restated Bylaws, as amended and currently in effect, resolutions of the board of directors of the Company that pertain to the Merger Agreement and the issuance of the Shares pursuant thereto (the “Share Issuance”) and such other documents, records and instruments as I have deemed necessary or appropriate for the purposes of the opinions set forth herein.

In furnishing this opinion, I have further assumed that (i) the Registration Statement will be effective at the time of the Share Issuance, (ii) the Company’s shareholders will have approved the Share Issuance pursuant to the terms of the Merger Agreement and as contemplated by the Registration Statement, and (iii) the other conditions to consummating the transactions contemplated by the Merger Agreement will have been satisfied or duly waived.

Based upon and subject to the foregoing and the qualifications set forth in Annex I attached hereto, I am of the opinion that the Common Shares have been duly authorized and, when issued and delivered in accordance with the Merger Agreement will be duly and validly issued, fully paid, and nonassessable.

My opinions set forth herein are limited to the laws of the State of South Dakota (the “Covered Laws”), and I express no opinion as to the effect of any other laws. In rendering opinions as to the Covered Laws, I have only considered the applicability of statutes, rules, regulations and judicial decisions that a lawyer practicing in such jurisdiction (the “Opining Jurisdictions”) exercising customary professional diligence would reasonably recognize as being directly applicable to the Company or the transactions contemplated by the Merger Agreement.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under the heading “Legal Matters” in the Registration statement. In giving such consent, I do not imply or admit that I am an “expert” within the meaning of the Act, or other rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Todd Brink
Todd Brink, Associate General Counsel

Annex I

In rendering the accompanying opinion letter, I wish to advise you of the following additional qualifications to which such opinion letter is subject:

(a)            I have relied upon representations made by the Company in the Merger Agreement, the assumptions set forth below as to the matters referred therein, and upon certificates of, and information provided by, officers and employees of the Company reasonably believed by me to be appropriate sources of information, as to the accuracy of such factual matters, in each case without independent verification thereof or other investigation.

(b)            I have relied, without investigation, upon the following assumptions: (i) natural persons who are involved on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transactions in question, and to carry out their role in the transactions contemplated by the Merger Agreement; (ii) the Merger Agreement has been, and any instruments related to delivery of the Common Shares will be, duly authorized, executed and delivered by each party thereto (other than the Company); (iii) each party having rights under the Merger Agreement (other than the Company) has satisfied those legal requirements that are applicable to it to the extent necessary to make the Merger Agreement enforceable against it and has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Merger Agreement against it and the other parties; (iv) each document submitted to me for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; (v) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; (vi) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the Covered Laws, are publicly available to lawyers practicing in the Opining Jurisdictions; (vii) all relevant statutes, rules, regulations or agency actions are constitutional and valid unless a reported decision in the Opining Jurisdictions has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity; (viii) the Company will not in the future take any discretionary action (including a decision not to act) permitted under the Merger Agreement that would result in a violation of law or constitute a breach or default under any other agreement, order or regulation; (ix) the Company will obtain all permits and governmental approvals required in the future, and take all future actions similarly required, relevant to the performance of the Merger Agreement; (x) all parties to the transaction will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Merger Agreement; (xi) the Registration Statement will be effective under the Act; and (xii) the shareholders of the Company will have approved the issuance of the Common Shares.

(c)            The opinions herein expressed are limited to the specific issues addressed and to facts and laws existing on the date hereof. In rendering these opinions, I do not undertake to advise you with respect to any other matter or of any change in such facts and laws or in the interpretation thereof which may occur after the date hereof.